                                    EXHIBIT 1
                                    ---------

                                AMENDMENT NO. 4


          This AMENDMENT NO. 4 made as of the 14th day of March, 2001, between Boston Life Sciences, Inc. (formerly, Greenwich Pharmaceuticals Incorporated), a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a Delaware corporation ("Continental"), as successor Rights Agent under that certain Rights Agreement between the Company and Pittsburgh National Bank, as Rights Agent, dated as of September 26, 1991, as amended (the "Rights Agreement').

          WHEREAS, as of September 26, 1991, the Company originally entered into the Rights Agreement with Pittsburgh National Bank, as Rights Agent;

          WHEREAS, Pittsburgh National Bank resigned as Rights Agent effective November 21, 1991, and the Company appointed Manufacturers Hanover Trust Company as successor Rights Agent pursuant to Amendment No. 1 to Rights Agreement, dated as of November 21, 1991;

          WHEREAS, the Rights Agreement was amended pursuant to Amendment No. 2, dated as of June 25, 1993, between the Company and Chemical Bank, a New York banking association ("Chemical Bank"), as Rights Agent (Chemical Bank having succeeded to the business of Manufacturers Hanover Trust Company);

          WHEREAS, the Rights Agreement was amended pursuant to Amendment No. 3, dated as of August 1, 1994, between the Company and Chemical Bank;

          WHEREAS, at a meeting on March 17, 1998, the Board of Directors of the Company (i) resolved to amend certain provisions of the Rights Agreement, (ii) resolved to replace Chemical Bank with Continental as Rights Agent and (iii) authorized the officers of the Company to effect such other changes to the Rights Agreement as in their judgment necessary or desirable to make the provisions of the Rights Agreement accurate and to carry out the purposes of such resolutions (the "Authorized Actions");

          WHEREAS, the Company now desires to amend the Rights Agreement to memorialize and give effect to the Authorized Actions; and

          WHEREAS, at a meeting duly called and held on March 1, 2001, the Board of Directors of the Company ratified, confirmed and authorized the Authorized Actions, took certain other actions in connection with the Rights Agreement and adopted and approved this Amendment No. 4.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and intending to be legally bound, the parties hereby agree as follows:

          1. The following sections of the Rights Agreement are hereby amended to replace the phrase "80%" with the phrase "15%":

          (i) Section 1 (a), Lines 3, 12, and 14;
          (ii) Section 3 (a), Line 13;
          (iii) Section 11 (a)(ii)(C), Line 8; and
          (iv) Section 27, Line 45 (2 references).

          2. The following sections of the Rights Agreement are hereby amended to replace the phrase "$.10" with the phrase "$.01":

          (i)  First Recital, Line 4; and
          (ii)  Section 1(f), Line 2.

          3. Exhibit A to the Rights Agreement shall be amended and restated in its entirety as set forth on Schedule I hereto.

          4. Exhibit C to the Rights Agreement shall be amended and restated in its entirety as set forth on Schedule II hereto.

          5. All the references to "Greenwich Pharmaceuticals Incorporated" or "the Company" in the Rights Agreement shall be deemed to refer to Boston Life Sciences, Inc.

          6. The definition of "Preferred Stock" in Section 1(j) of the Rights Agreement shall be amended to read in its entirety as follows:

                    "(j) "Preferred Stock" shall mean the Series D Preferred Stock, par value $.01 per share, of the Company."

          7. All of the references to "Series A Preferred Stock" in the Rights Agreement and Exhibit B thereto shall be amended to read "Series D Preferred Stock."

          8. The phrase ",as amended" shall be inserted:

          (i) after the phrase "September 26, 1991" in the fifth line of the legend set forth in Section 3(c) of the Rights Agreement; and

          (ii) after the phrase "September 26, 1991" in the fifth line of the first paragraph of Exhibit B to the Rights Agreement.

          9. The following sentence shall be inserted at the end of Section 7(a) of the Rights Agreement: "Immediately after the close of business on the Expiration Date, all Rights shall be extinguished and all Rights Certificates shall become null and void."

          10. The following proviso shall be inserted after the phrase "such event" but before the period in the last line of Section 11(p) of the Rights
Agreement:

                "; provided, however, that no such adjustment shall be made pursuant to this section with respect to the one-for-ten reverse stock split of the Common Stock (the "Reverse Stock Split") that was approved by the stockholders of the Company on June 6, 1997 and there shall be one Right in respect of each share of Common Stock that is or shall become outstanding after the Reverse Stock Split."

          11. Section 21 of the Rights Agreement shall be amended to delete the following language: "and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000".

          12. Pursuant to the provisions of Section 21 of the Rights Agreement, as amended by this Amendment No. 4, the Company hereby appoints Continental as successor Rights Agent. As a result of such appointment and in accordance with
Section 21 of the Rights Agreement, Continental shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Rights Agent under the Rights Agreement, without further act or deed.

          13. Continental hereby represents and warrants that it meets the requirements to serve as successor Rights Agent that are set forth in the Rights Agreement, as amended by this Amendment No. 4.

          14. The address of the Rights Agent in Section 26 of the Rights Agreement for any notices or demands under the Rights Agreement shall be:

                    Continental Stock Transfer & Trust Company
                    2 Broadway

                    New York, NY 10004
                    Attention: Compliance Department

          15. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

          16. This Amendment No. 4 may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one in the same document.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 as of the day and year first above written.

                                              BOSTON LIFE SCIENCES, INC.

                                              By: /s/ S. David Hillson
                                                  ---------------------------
                                                  Name: S. David Hillson
                                                  Title: President

                                              CONTINENTAL STOCK TRANSFER & TRUST
                                              COMPANY

                                              By: /s/ William Seegraber
                                              -------------------------------
                                                  Name: William Seegraber
                                                  Title: Vice President

                                   SCHEDULE I

                                                                       Exhibit A
                                                                       ---------

                                     FORM OF
                     CERTIFICATE OF DESIGNATION, PREFERENCES
                     AND RIGHTS OF SERIES D PREFERRED STOCK

                                       of

                           BOSTON LIFE SCIENCES, INC.
                         Pursuant to Section 151 of the
                         General Corporation Law of the

                                State of Delaware

          We, S. David Hillson, President, and Joseph P. Hernon, Secretary, of Boston Life Sciences, Inc. (the "Corporation"), organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the Board of Directors on March 1, 2001, adopted the following resolution creating a series of 500,000 shares of Preferred Stock designated as Series D Preferred Stock:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

          Section 1. Designation and Amount. The shares of such series shall be designated as "Series D Preferred Stock" and the number of shares constituting such series shall be 500,000. Such number of shares may be increased or decreased by resolution of Board of Directors, provided that (i) no increase shall increase the number of shares of Series D Preferred Stock to a number above the total number of authorized shares of Preferred Stock and (ii) no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares of Series D Preferred Stock then outstanding plus the number of shares of Series D Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants, or the conversion of any outstanding securities, issued by the Corporation exercisable for or convertible into Series D Preferred Stock.

          Section 2. Dividends and Distributions.

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock, in preference to the shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), and any other stock of the Corporation ranking junior to the Series D Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Preferred Stock. In the event the Corporation shall at any time after September 26, 1991 (the "Rights Declaration Date") (i) declare or pay any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number shares of Common Stock that were outstanding immediately prior to such event; provided, however, that no such adjustment shall be made with respect to the one-for-ten reverse stock split of the Common Stock that was approved by the stockholders of the Corporation on June 6, 1997.

          (B) The Corporation shall declare a dividend or distribution on the Series D Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series D Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series D Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a

Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

          Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series D Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series D Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event; provided, however, that no such adjustment shall be made with respect to the one-for-ten reverse stock split of the Common Stock that was approved by the stockholders of the Corporation on June 6, 1997.

          (B) Except as otherwise provided herein, in any other Certificate of Designation, Preferences and Rights establishing a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) Except as set forth herein, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4. Certain Restrictions.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

              (i) declare or pay dividends on or make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock;

              (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

              (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock; or


              (iv) redeem or purchase or otherwise acquire for consideration any shares of Series D Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5. Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation, Preferences and Rights establishing a series of Preferred Stock or any similar stock, or as otherwise required by law.

          Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series D Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except distributions made ratably on the Series D Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under the proviso in Clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event; provided, however, that no such adjustment shall be made with respect to the one-for-ten reverse stock split of the Common Stock that was approved by the stockholders of the Corporation on June 6, 1997.

          Section 7. Consolidation, Merger, etc. In cases the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series D Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event; provided, however, that no such adjustment shall be made with respect to the one-for-ten reverse stock split of the Common Stock that was approved by the stockholders of the Corporation on June 6, 1997.

          Section 8. No Redemption. The shares of Series D Preferred Stock shall not be redeemable.

          Section 9. Rank. The Series D Preferred Stock shall rank junior with respect to payment of dividends and on liquidation to all other series of the Corporation's Preferred Stock except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series D Preferred Stock.

          Section 10. Amendment. The Certificate of Incorporation of the Corporation and these resolutions shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock, voting separately as a class.

          Section 11. Fractional Shares. Series D Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Preferred Stock.

                                   SCHEDULE II

                                                                       Exhibit C
                                                                       ---------

                          SUMMARY OF RIGHTS TO PURCHASE
                                 PREFERRED STOCK

          On September 26, 1991, the Board of Directors of Boston Life Sciences, Inc. (formerly, Greenwich Pharmaceuticals Incorporated) (the "Company") adopted a Shareholder Rights Plan and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock of the Company at the close of business on October 7, 1991, and for all shares of Common Stock issued after October 7, 1991 and on or prior to the earlier of the Distribution Date (as defined below) or September 26, 2001. The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 26, 2001 unless previously redeemed or exchanged by the Company as described below. When exercisable, each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series D Preferred Stock, par value $.01 per share, at a cash Purchase Price of $60, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of September 26, 1991, between the Company and Pittsburgh National Bank, as original Rights Agent, as amended by Amendment Nos. 1-4 thereto (the "Rights Agreement"). Continental Stock Transfer & Trust Company is currently the Rights Agent under the Rights Agreement.

          Initially, the Rights will be evidenced by the Common Stock certificates, and no separate Right Certificates will be issued. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of: (i) 10 days following a public announcement that a person, entity or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15 percent or more of the shares of Common Stock then outstanding (the "Stock Acquisition Date"), or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would, if consummated, result in a person, entity or group beneficially owning 15 percent or more of the shares of Common Stock then outstanding. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after October 7, 1991 will contain a notation incorporating the Rights Agreement by reference, and
(iii) the surrender for transfer of any certificates representing Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

          As soon as practicable after the Distribution Date, Right Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

          Each share of Series D Preferred Stock purchasable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, the holders of the Series D Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Series D Preferred Stock will have 100 votes and will vote together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series D Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series D Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth of a share of Series D Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock. The Series D Preferred Stock ranks junior with respect to payment of dividends and on liquidation to all other series of the Company's preferred stock except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series D Preferred Stock.

          In the event that, at any time following the Stock Acquisition Date,
(i) the Company is acquired in a merger or other business combination transaction or (ii) 50 percent or more of the Company's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value at the time of the transaction equal to two times the exercise price of the Right. In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged, or (ii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iii) a person becomes the beneficial owner of 15 percent or more of the then outstanding shares of Common Stock, proper provision will be made so that each holder of an outstanding Right, other than Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person or an affiliate or associate of an Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value at the time of the transaction of two times the exercise price of the Right. The events described in this paragraph are referred to as the "Triggering Events."

          At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Series D Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     The Purchase Price payable, and the number of shares of Series D Preferred Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision, combination or reclassification of, the Series D Preferred Stock, (ii) if holders of the Series D Preferred Stock are granted certain rights or warrants to subscribe for Series D Preferred Stock or convertible securities at less than the then current market price of the Series D Preferred Stock, or (iii) upon the distribution to holders of the Series D Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above).

          The number of Rights associated with each share of Common Stock is also subject to adjustment in the event of a stock dividend on the outstanding shares of Common Stock payable in shares of Common Stock or a subdivision or combination of the Common Stock occurring, in any such case, prior to the Distribution Date. No such adjustment has been or will be made with respect to the one-for-ten reverse stock split of the Common Stock of the Company approved by the stockholders of the Company on June 6, 1997.

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1 percent of the Purchase Price. No fractional shares of Series D Preferred Stock (other than integral multiples of one one-hundredth of a share) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series D Preferred Stock on the last trading date prior to the date of exercise.

          The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right by the Board of Directors at any time until the tenth day after the Stock Acquisition Date (or such later date as a majority of the Continuing Directors (as defined in the Rights Agreement) then in office may determine while the Rights are redeemable). The redemption of the Rights may be made effective at such time and on such basis with such conditions as the Board of Directors in its sole discretion may establish. After the redemption period has expired, the right to redeem may be reinstated if an Acquiring Person reduces his Common Stock ownership to 10 percent or less of the then outstanding shares in one or more transactions not involving the Company. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

          The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the 15 percent threshold described above to not less than the greater of (i) the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person, entity or group and (ii) 10 percent, except that from and after such time as any person or group becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate thereof).

     Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends.

While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of an acquiring company as set forth above.

          A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.